Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: BUSINESS/FINANCIAL EDITORS
MEDIA CONTACT:
KRISTYNA MUNOZ
(312) 917-8343
KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen Diversified Commodity Fund Files Form 8-K

Filing Announces Amendment of Trust Agreement and Certain Other Events

CHICAGO, March 30, 2012 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced that the Nuveen Diversified Commodity Fund (NYSE AMEX:CFD) has filed a Current Report on Form 8-K with the Securities and Exchange Commission to disclose several events effective as of March 30, 2012.

The Form 8-K discloses that the fund’s Trust Agreement has been amended to provide that the audit committee and nominating committee functions, previously fulfilled by the fund’s individual trustees, will now be fulfilled by the Independent Committee of Nuveen Commodities Asset Management, LLC (NCAM), the fund’s manager. Members of the Independent Committee are Christopher A. Cotter, Jon C. Hunt, Joe Moravy and Harry W. Short, each of whom satisfies the independence standards of the NYSE Amex. The existing individual trustees of the Fund, Robert P. Bremner, David J. Kundert, William J. Schneider, Carole E. Stone and Terence J. Toth, each resigned as of March 30, 2012.

In addition, the Form 8-K describes that the fund’s investment objective has been slightly revised and that an updated version of NCAM’s code of ethics has been posted to the Fund’s website http://www.nuveen.com/CommodityInvestments. Please refer to the Form 8-K filing at www.sec.gov for a complete description of the items referenced above.

NCAM, a wholly-owned subsidiary of Nuveen Investments, is the manager and commodity pool operator of the Fund. The Fund is an actively-managed, exchange-traded commodity pool which invests primarily in a diversified portfolio of commodity futures and options contracts. The Fund is not a mutual fund, a closed-end fund, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, Symphony Asset Management, NWQ

Investment Management Company, Santa Barbara Asset Management, Tradewinds Global Investors, Winslow Capital Management, and Gresham Investment Management. In total, Nuveen Investments managed approximately $230 billion as of January 31, 2012. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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